UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest reported) August 9, 2010

OTIX GLOBAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-30335	87-0494518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)
4246 South Riverboat Road, Suite 300
Salt Lake City, UT 84123
(Address of principal executive offices)

(801) 312-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement or Amendment to a Material Definitive Agreement

In April 2007, Otix Global, Inc. (the “Company”) entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”), providing for a revolving credit facility, under which borrowings of up to $6.0 million were available. The credit facility is secured by substantially all the Company's tangible assets in the United States with a requirement that the Company not pledge the remaining assets without SVB’s approval.

On March 10, 2010, the Company and SVB entered into a Second Amendment to the Amended and Restated Loan and Security Agreement with SVB, to renew and extend the revolving credit facility to April 11, 2011.

On August 9, 2010, the Company finalized the Second Amended and Restated Loan and Security Agreement with SVB, under which borrowing availability was reduced to $4.0 million. The reduction eliminated the ability to borrow $2.0 million using unrestricted cash of the Company held at SVB as collateral. SVB amended the financial covenants to remove the EBITDA requirement, include a minimum liquidity ratio of 1.50 to 1.00 and include a minimum tangible net worth requirement of $5.5 million. Borrowings under the credit facility are subject to interest at the domestic prime rate. If the adjusted quick ratio is greater than or equal to 1.00, then the interest rate is the prime rate plus 1.00 percentage points; if the adjusted quick ratio is less than 1.00, the interest rate is the prime rate plus 1.50 percentage points.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Second Amended and Restated Loan and Security Agreement signed August 9, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Dated: August 12, 2010

OTIX GLOBAL, INC.

/s/ Michael M. Halloran

Michael M. Halloran
Vice President and Chief Financial Officer